EXHIBIT 1(a)
Trades on July 7, 2009
Table I – Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1. Title of Security (Instr. 3)	2. Transaction Date (Month/ Day/ Year)	2A.Deemed Execution Date, if any	3.Transaction Code (Instr. 8)		4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5. Amount of Securities Beneficially Owned Following Reported Transaction(s) (Instr. 3 and 4)	6.Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.Nature of Indirect Beneficial Ownership (Instr. 4)
		(Month/ Day/ Year)	Code	V	Amount	(A)or (D)	Price
Common Stock	7/7/09		S		1,510	D	$6.1000	171,053	I	(1)
Common Stock	7/7/09		S		1,200	D	$6.1100	169,853	I	(1)
Common Stock	7/7/09		S		2,263	D	$6.1200	167,590	I	(1)
Common Stock	7/7/09		S		7,335	D	$6.1300	160,255	I	(1)
Common Stock	7/7/09		S		850	D	$6.1500	159,405	I	(1)

(1) Elliott Associates, L.P., through its subsidiary, Manchester Securities Corp., a New York corporation (“Manchester”), has an indirect pecuniary interest in the shares of common stock of BioDelivery Sciences International, Inc. (“BDSI”), owned by CDC IV, LLC (“CDC IV”). Manchester owns a majority of the equity interest of CDC IV (but not a controlling interest). On June 4, 2009, the manager of CDC IV delegated to Manchester all of the manager’s rights and authority with respect to the investment decisions relating to the equity securities of BDSI owned by CDC IV.